EXHIBIT 1

	Number of Shares
Date	Purchased/(Sold)	Price per Share

11/10/2009	(1,418)	$2.8000
11/10/2009	(200)	$2.8000
11/13/2009	(66,500)[1]	$2.1915
11/16/2009	(29,800)[1]	$2.1615
11/17/2009	(3,700)[1]	$2.2827
11/30/2009	(76,800)	$2.2000
11/30/2009	(10,000)	$2.2000
12/14/2009	(69,500)	$2.6400
12/15/2009	(45,400)	$2.8500
12/15/2009	(57,100)	$2.8500
12/15/2009	(14,600)	$2.8500
12/17/2009	(162,500)	$2.9200
12/17/2009	(102,000)	$3.1726
12/18/2009	(140,082)	$3.2757
12/21/2009	(53,029)	$3.4022

[1]
This transaction in the Issuer’s securities was effected by Ms. Fine through a sale of Common Stock by her private charitable foundation after a transfer of such Common Stock from the private investment funds managed by FCP to Ms. Fine and subsequently to such foundation.